                                                                    EXHIBIT 10.2


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of February 10th, 2005 by and between Gloria Jean's Gourmet Coffees Corp., an Illinois corporation ("GJGC"), and Gloria Jean's Gourmet Coffees Franchising Corp, an Illinois corporation ("GJGCFC," and together with GJGC, the "Consultants"), on the one hand, and Gloria Jean's Coffees International Pty Ltd., a company organized under the laws of Australia ("GJCI"), Gloria Jean's Coffees Holdings Pty. Ltd., a company organized under the laws of Australia ("GJCH"), Jireh International Pty. Ltd., a company organized under the laws of Australia ("Jireh"), and Jireh Group Pty. Ltd., a company organized under the laws of Australia ("Jireh Group," and together with Jireh, GJCI and GJCH, the "Companies"), on the other hand.

         WHEREAS, the Companies and the Consultants have entered into that certain Asset Purchase Agreement dated as of December 5, 2004 (the "Asset Purchase Agreement"), pursuant to which GJCI and GJCH have agreed to purchase certain assets, and to assume certain liabilities, of GJGC and GJGCFC; and

         WHEREAS, this Agreement is being entered into pursuant to Article V of the Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Services. During the term of this Agreement, the Consultants shall make themselves and their representatives available, at reasonable times and on reasonable notice, to provide the Companies with such reasonable consulting and transition services that the Companies, or any of them, may reasonably request. In consideration for the foregoing, the Companies shall be jointly and severally responsible for the payment of the fees in the amounts and on the dates set forth on Exhibit A attached hereto (the "Guaranteed Consulting Fees") to the Consultants. In addition, in connection with the provision of such consulting and transition services, the Companies agree that they will reimburse the Consultants for the fees of and expenses incurred by the Consultants in connection with the provision of such services, including, but not limited to, fees for time spent on consulting matters, travel and lodging expenses, disbursements, and similar expenses. The parties agree that, upon receiving a request to provide services hereunder, the Consultants and the Companies will seek to mutually agree upon the fees and expenses to be paid by the Companies for the services to be rendered by the Consultants. Upon reaching such mutual agreement, the Consultants will provide the Companies with the agreed upon services on the agreed upon terms.

         2. Security for Payments. As security for the payment of the Guaranteed Consulting Fees due to the Consultants under this Agreement, and for the payments due under the Trademark License Agreement and the Roasting License Agreement (together with this Agreement, the "Post-Closing Payment Agreements"), the Companies shall provide the following for the benefit of the Consultants:

                  (a)(i) Concurrent with the execution of this Agreement, the Companies shall obtain and deliver to the Consultants two irrevocable documentary letters of credit (each, a "Letter of Credit") from National Australia Bank Ltd. (the "Bank") in favor of the Consultants, each in the amount of US$500,000 and expiring no earlier than August 30, 2005 and February 28, 2006, respectively, and otherwise on the terms and substantially in the form of Exhibit B attached hereto. Notwithstanding the fact that, pursuant to Exhibit A attached hereto, the Guaranteed Consulting Fees due to the Consultants under this Agreement are due on January 31 of each year hereafter (with January 31, 2011 being the date of the last payment), the parties acknowledge that it is the intent of the parties that the Consultants will receive US$500,000 of the amount due approximately six (6) months prior to the date it is due under this Agreement via a documentary letter of credit issued by the Bank. Furthermore, notwithstanding the fact that the payment of the Guaranteed Consulting Fees is currently contemplated to be made to the Consultants using the Letter of Credit mechanism, the Companies' obligation to pay a total of US$120,000 on January 31 each year (until January 31, 2011) is an absolute obligation, regardless of whether there are Letters of Credit in place to make such payments.

                           (ii) The Companies shall use commercially reasonable
efforts to renew each Letter of Credit as soon as practicable after it is fully drawn upon to effect the intent of the parties as described above until such time as all amounts due pursuant to the Post-Closing Payment Agreements have been paid in full.

                  (b) GJCH and GJCI hereby grant to GJGC and GJGCFC a security interest in the Acquired Assets, which security interest shall be subject and subordinate only to the lien of the Bank in the Acquired Assets. Concurrent with the execution of this Agreement, GJCH, GJCI and Jireh shall execute and deliver to GJGC and GJGCFC: (i) a Deed of Charge in the form of Exhibit C attached hereto to evidence the security interest granted thereby; and (ii) a Guarantee and Indemnity Deed in the form of Exhibit D attached hereto.

                  (c) GJCH, GJCI and Jireh authorize GJGC and GJGCFC to file a Form UCC-1 with the Secretary of State of the State of California with respect to the Acquired Assets, and agree to file the Australian counterpart to such form in Australia promptly after the execution and delivery of the Deed of Charge.

         3. Term of Agreement. Unless terminated earlier by the Consultants in accordance with Section 4 hereof, this Agreement shall commence on the date hereof and shall continue until the Marks are transferred to the Companies in accordance with Section 1.8 of the Brand Management Agreement of even date herewith.

         4. Termination.

                  (a) The Companies' obligation to pay the Consultants all of the Guaranteed Consulting Fees is an absolute, irrevocable commitment on the part of the Companies. Without limiting the foregoing, no cancellation or termination of this Agreement, breach of this Agreement by the Consultants, or any of them, or action or inaction on the part of the Consultants (regardless of whether such actions or inactions are intentional, negligent or otherwise), or any of them, shall relieve the Companies from their obligation to pay the Guaranteed Consulting Fees to the Consultants. Furthermore, this Agreement may not be terminated by the Companies, or any of them; provided, however, that if the Consultants, or any of them, breach this Agreement, and such breach is not remedied within fifteen
(15) days of the Consultants receiving notice of such breach, the Companies may seek damages for such breach; provided further that, while any such action may be pending, the Companies shall continue to make all payments due the Consultants hereunder.

                  (b) This Agreement may be terminated by the Consultants in the event that: (i) the Companies, or any of them, breach this Agreement and such breach is not remedied by the Companies within fifteen (15) days of the Companies receiving notice of such breach; or (ii) the Companies, or any of them, breach the Trademark License Agreement, the Roasting License Agreement, the Brand Management Agreement, or any financing agreement with the Bank that pertains to the transactions contemplated by this Agreement or the transactions contemplated by the Asset Purchase Agreement and such breach is not cured within the time period set forth in the applicable document, if any.

         5. Acceleration. Upon the occurrence of any event referred to in
Section 4(b)(i) or (ii) above, in addition to, and not in limitation of, the other remedies that the Consultants may have, the Consultants shall have the option to cause the Companies to immediately pay the Consultants a sum certain amount equal to the sum of all amounts remaining to be paid under this Agreement. In addition, the amount of any late payments under this Agreement shall accrue interest at a simple rate per annum equal to the lesser of 9% or the maximum rate permitted by applicable law.

         6. Nature of Relationship. At all times during the performance of any services under this Agreement, the Consultants shall act and discharge their duties as independent contractors with respect to the Companies. The Consultants and their respective representatives shall not be deemed agents or employees of the Companies for the purposes of any employee benefit program, income tax withholding, FICA taxes, unemployment benefits or otherwise. The Consultants shall not enter into any agreement or incur any obligations on the Companies' behalf, or commit the Companies in any manner, without the Companies' prior written consent.

         7. Confidentiality.

                  (a) The Consultants agrees that they shall not use, except for the Companies' benefit, or divulge to any person, firm or corporation, either during the term of this Agreement or thereafter, any of the Companies' trade secrets or other proprietary data or information of any kind whatsoever acquired by the Consultants; provided that, the Consultants' non-use and confidentiality obligations shall not apply:

                           (i) to information that, at the time it is disclosed
by the Companies to the Consultants, is in the public domain or is otherwise lawfully known to or in the Consultants' possession;

                           (ii) if, after the Companies disclose information to
the Consultants, the information becomes a part of the public domain, other than disclosure by the Consultants or their Affiliates, or otherwise becomes lawfully known to the Consultants or their Affiliates; or

                           (iii) to information that the Consultants are
required to disclose by law or other governmental authority; provided that the Consultants shall provide the Companies a reasonable opportunity to seek confidential treatment for such information prior to any disclosure thereof.

                  (b) The Consultants agree that, upon completion or termination of this Agreement, the Consultants will turn over to the Companies any notebooks, data, information or other material acquired or compiled by the Consultants in carrying out the terms of this Agreement.

                  (c) The Consultants represent that their performance of the terms of this Agreement does not and will not conflict with the terms of any agreement to which the Consultants are a party that require the Consultants to keep in confidence proprietary information and trade secrets acquired in confidence or in trust. The Consultants will not disclose to the Companies, or induce the Companies to use, any confidential or proprietary information or material belonging to any third party.

         8. Further Assurances. Each party hereto shall execute such additional documents and instruments and take such further action as reasonably may be required or desirable to carry out the provisions hereof.

         9. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

         10. Waiver of Compliance; Consents. Any failure of the Companies on the one hand, or the Consultants on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Companies or the Consultants, or any of them, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         11. Notices. All notices and other communications hereunder must be in writing and will be deemed given when delivered by hand, by commercial courier or overnight delivery service or by facsimile to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

             If to the Consultants, to:
                                             Diedrich Coffee, Inc.
                                             Gloria Jean's Gourmet Coffees, Inc.
                                             28 Executive Park, Suite 200
                                             Irvine, California  92614
                                             Attn:  Chief Executive Officer
                                             Facsimile:  (949) 260-1610



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

             With a copy to:
                                             Gibson, Dunn & Crutcher LLP
                                             4 Park Plaza
                                             Irvine, California  92614
                                             Attn:  John M. Williams
                                             Facsimile:  (949) 475-4673
             If to the Companies, to:
                                             Gloria Jean's Coffees International
                                                 Pty. Ltd.
                                             11 Hoyle Avenue
                                             Castle Hill, NSW 2154
                                             Australia
                                             Attn:  Nabi Saleh
                                             Facsimile:  +61 2 9894 2210
             With a copy to:
                                             Foley & Lardner LLP
                                             2029 Century Park East, Suite 3500
                                             Los Angeles, California  90067
                                             Attn:  Richard W. Lasater II
                                             Facsimile:  (310) 557-8475

         12. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, the Consultants shall have the right to assign the payment of the Guaranteed Consulting Fees without the consent of the Companies, or any of them.

         13. Governing Law. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws doctrines.

         14. Fees, Costs and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement will be paid by the party incurring such fees, costs and expenses. If any party to this Agreement brings any action, suit, counterclaim, appeal, arbitration, mediation or other proceeding, in equity or at law (an "Action"), to enforce this Agreement or to declare rights under this Agreement, in addition to any damages and costs which the prevailing party or parties otherwise would be entitled, the losing party or parties in any such Action shall pay to the prevailing party or parties reasonable attorneys' fees and costs incurred in connection with such Action and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted by a court, arbitrator or mediator, all of which must be paid whether or not such Action is prosecuted to a Decision. "Prevailing party" means, without limitation, any party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party is to be determined with respect to each claim separately. The prevailing party is the party that has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined by the court, arbitrator or mediator that there is no prevailing party.

         15. Construction. The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement has been jointly prepared by the Companies and the Consultants and shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

         16. Submission to Jurisdiction. All actions or proceedings arising in connection with this Agreement shall be tried and litigated in the state or federal courts located in the County of Orange, State of California. The foregoing choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 16. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 16, and stipulates that the state and federal courts located in the County of Orange, State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 16 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in
Section 11. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

         17. Taxes. The Companies hereby agree to indemnify the Consultants to the fullest extent from any withholding taxes that may be imposed on the payments made by the Companies to the Consultants hereunder.

         18. Entire Agreement. This Agreement, including the exhibits attached hereto and incorporated herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted electronically or by facsimile shall be deemed original signatures.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

                                        Consultants:

                                        GLORIA JEAN'S GOURMET COFFEES CORP.


                                        By: /s/ Matthew C. McGuinness
                                            -----------------------------------
                                            Matthew C. McGuinness
                                            President

                                        GLORIA JEAN'S GOURMET COFFEES
                                        FRANCHISING CORP.


                                        By: /s/ Matthew C. McGuinness
                                            -----------------------------------
                                            Matthew C. McGuinness
                                            President

                                        The Companies:

                                        GLORIA JEAN'S COFFEES INTERNATIONAL
                                        PTY LTD.


                                        By: /s/ Nabi Saleh
                                            -----------------------------------
                                            Nabi Saleh
                                            Director

                                        GLORIA JEAN'S COFFEES HOLDING PTY LTD.


                                        By: /s/ Nabi Saleh
                                            -----------------------------------
                                            Nabi Saleh
                                            Director

                                        JIREH INTERNATIONAL PTY LTD.


                                        By: /s/ Nabi Saleh
                                            -----------------------------------
                                            Nabi Saleh
                                            Director

                                        JIREH GROUP PTY LTD.


                                        By: /s/ Nabi Saleh
                                            -----------------------------------
                                            Nabi Saleh
                                            Director

                                    EXHIBIT A

                           GUARANTEED CONSULTING FEES

         The Companies shall pay the following fees to the Consultants:


January 31, 2006                                              $120,000

January 31, 2007                                              $120,000

January 31, 2008                                              $120,000

January 31, 2009                                              $120,000

January 31, 2010                                              $120,000

January 31, 2011                                              $120,000



Exhibit B:        Form Of Letter Of Credit

Exhibit C:        Deed Of Charge

Exhibit D:        Guarantee And Indemnity Deed